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NEAH POWER SYSTEMS ADDS COMPUTER GRAPHICS PIONEER AND  EMMY-AWARD-WINNING CREATIVE EXECUTIVE, PAUL SIDLO TO BOARD OF DIRECTORS

Bothell, WA., July 17, 2009 – NEAH Power Systems, Inc., (OTCBB: NPWS) www.neahpower.com, the Company developing fuel cells for the military and portable electronic devices, announced today that nine-time Emmy Award winner, Paul Sidlo, has joined the Company’s board of directors.

Widely recognized as one of the pioneers in the field of computer graphics and 3-D animation, Sidlo, is Founder, Chief Executive and Creative Officer of REZN8, Inc.,. REZN8 has significant, multi-faceted, long-time business relationships with both Intel & Microsoft. The Company became Microsoft’s principal outside design source for graphical user interface (GUI) development and production and the range of its work includes GUI design and development for XBOX, XBOX2, XBOX LIVE, MSN9&10, HOME MEDIA CENTER, WindowsXP, & for Microsoft’s Home of the Future.

           “We are delighted to welcome Paul Sidlo to our board,” said Dr. Chris D’Couto, NEAH CEO. “His accomplishments are global in stature, and his achievements in graphical interface will add strategic proficiency to Neah Power as we advance our technology into the military and commercial markets. Paul’s involvement as a founder of  SUNRGI emphasizes affordable, renewable energy solutions, and Paul will provide that same emphasis as well as strategic business development advice as Neah provides renewable-energy solutions for a variety of markets.”

“I am enthused to join the Board of Neah Power Systems,” Paul Sidlo said, “with their unique, affordable, fuel cell architecture. I look forward to working with the rest of the Board and company  management to help Neah grow in their targeted markets.”

             REZN8’s computer industry clients include Compaq and Cisco. Film clients include Paramount, Disney, IMAX Corporation, Caravan Pictures, Interscope, Savoy Pictures and USA Studios. Broadcast network clients include CBS, FOX, NBC, ABC, Warner Brothers and UPN. Cable network clients include VH-1, the SCI FI Channel, Showtime, HBO, CNN and USA Networks. International clients include Pro Sieben Television of Germany, Hong Kong Cable of Hong Kong, Cable and Wireless PLC of Great Britain, Global Television and CBC in Canada.

Mr. Sidlo is one of the  founding Partners of SUNRGI, a solar energy company that has created an entirely new category of solar energy: Xtreme Concentrated Photovoltaics™ or XCPV™. The company has made multiple patent applications for its technology that could generate  electricity at a wholesale cost of 5 cents/kWh - a price that is competitive with the cost of generating electricity from fossil fuels and a fraction of the current cost of solar energy.

About NEAH Power

NEAH Power Systems, Inc. (NPWS) is developing long-lasting, efficient and safe power solutions for the military and for portable electronic devices. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes.

Forward-Looking Statements
This press release contains forward looking statements and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. Factors that might cause such material difference include, among others, our limited operating history, potential research and prototype delays, difficulties in developing and commercializing new technologies.